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[LHS LOGO]
                                                                   EXHIBIT 10.9

LHS
GROUP INC.
8 Concourse Parkway
Suite 2700
Atlanta, GA 30328
Tel: +(770) 280-3100
Fax: +(770) 280-3198

June 17, 1999



To:  Mr. Ruedriger Hellmich
     Kimbernstrass 40
     71101 Schoeneich
     Germany


Dear Mr. Hellmich:

I am pleased to offer you a position with LHS Group as Executive Vice President of Business Lines. This position will be based in Atlanta, Georgia, USA and will report to me.

BASE SALARY: Your base salary will be $300,000.00 (U.S.) per year and will be paid to you in semi-monthly payments to a bank in the United States.

STOCK OPTIONS: You will receive a stock option for 300,000 shares. This option will be effective on your start date with LHS and the standard stock option plan terms and conditions will apply.

RELOCATION COST: You will receive a one time payment of $70,000 to cover the move from Germany to Atlanta.

CAR ALLOWANCE: You will receive a monthly car allowance of $1,000.

TEMPORARY LIVING: You will be provided with temporary living until you are relocated to Atlanta up to a maximum of two months.

BENEFITS: HEALTH - You will continue with your German health care coverage and will receive international coverage with Deutscher Ring and this cost will be paid by LHS. You may also choose to join the American health plans if you wish. Detailed information will be provided to you about all benefit plans. LIFE INSURANCE - you will be provided with life, accidental death and travel life insurance under the standard LHS US programs. VACATION - You will receive 30 days of paid leave per year. HOME LEAVE - You and your family will be provided with one home leave per year which will be paid by the company. Airfare will be in business class.

INCOME TAX POLICIES - You will be under the US tax system and will make normal tax contributions as required. LHS will provide you with tax planning and income tax return preparation service with the firm of Ernst and Young. If you choose to remain in the German social programs your normal contributions will be deducted from you pay and be applied to your German account.

VISA REQUIREMENTS - You will be required to obtain a work visa before you can begin work or relocate to the United States. LHS will pay for the visa and will do the paperwork required for the processing.
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CONDITIONS OF EMPLOYMENT: NOTIFICATION - This employment agreement is for no specific period of time and may be terminated by you at any time with one hundred and eighty (180) days written notice to LHS. Your employment with LHS may be terminated by the company at any time with one hundred and eighty (180) days written notice to you.

TERMS - Your employment with LHS may be terminated with "cause" at any time without notice. For purposes of this agreement, "cause" is defined as (i) any conduct by you as an employee of LHS involving moral turpitude (ii) any dishonesty by you in performance of your duties as an employee of LHS including you knowing failure to disclose or stop the dishonesty of others, (iii) any act or omission by you that has the potential of injuring the reputation of LHS. LHS may set off against amounts owed to you and losses LHS sustains as a result of the facts or actions that constitute cause for your termination.

You agree to uphold the confidentiality concerning all LHS internal activities and products with regard to any third party without express consent from LHS management. You will be required to sign the standard LHS-U.S. employee agreement regarding confidentiality of company information.

COMPLIANCE WITH POLICIES AND LAWS: You will bound by any and all LHS policies, work rules and standards of conduct and pledge to observe order and discipline of work. You agree to observe all laws of the United States of America and exercise judgment in the best interest of the Company.

If you agree to the terms and conditions outlined, please sign below.


Sincerely,


/s/ Hartmut Lademacher
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Hartmut Lademacher
Chairman of the Board
and Chief Executive Officer


Concur: /s/ R. Hellmich                   Date:  June 7, 1999
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            Mr. Ruedriger Hellmich